Exhibit 99.1

TimkenSteel Announces Third-Quarter 2020 Results

•	Net sales increased 34 percent sequentially driven by the recovery in automotive demand
•	Strong operating cash flow generation of $41.1 million in the third quarter of 2020 represented the sixth consecutive quarter of positive operating cash flow
•	Total liquidity, which represents available borrowing capacity plus cash and cash equivalents, improved to $280 million as of September 30, 2020
•	Cost reductions on pace to deliver over $100 million of run rate savings, exceeding previous target of $70 million

CANTON, Ohio: October 29, 2020 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported third-quarter 2020 net sales of $205.9 million and a net loss of $13.9 million. In the same quarter last year, net sales were $274.2 million with net loss of $17.0 million. Adjusted EBITDA(1) for the third quarter of 2020 was $2.6 million compared with an adjusted EBITDA(1) loss of $1.4 million in the same quarter last year.

“We continued to make progress on important initiatives during the quarter as our customers began to recover from the impact of the COVID-19 pandemic. Our focus on cash generation resulted in $41.1 million of operating cash flow in the third quarter of 2020 and $121.0 million for the first nine months of 2020. This represents our sixth consecutive quarter of positive operating cash flow. In addition, we generated positive EBITDA and accelerated cost reduction initiatives across the company while staying focused on our customers as well as on the health and safety of our workforce,” said Terry L. Dunlap, interim chief executive officer and president. “During the third quarter, our sales and shipments improved sequentially as a result of the rebounding automotive market; however, we believe demand in other end markets will remain challenged in the near term. At the end of the third quarter, our cash position remained strong and we had sufficient liquidity to meet the needs of our business.”

THIRD QUARTER OF 2020 FINANCIAL SUMMARY

•

Net sales of $205.9 million increased 34 percent sequentially. The increase was driven primarily by higher automotive demand. On a year-over-year basis, net sales declined 25 percent largely driven by lower industrial and energy demand.

•

Ship tons of 154,300 increased 42 percent sequentially as a result of higher automotive shipments, partially offset by lower industrial, energy and OCTG billet shipments. When compared with the prior-year period, ship tons declined 26 percent due to lower industrial, energy and OCTG billet demand.

•	Manufacturing costs were higher sequentially as a result of planned annual maintenance shutdown costs during the third quarter.
•

SG&A expense was $17.9 million, relatively consistent with the second quarter. On a year-over-year basis, SG&A expense improved by $3.5 million as a result of savings from employee restructuring actions.

(1)	Please see discussion of non-GAAP financial measures in this news release.

CASH AND LIQUIDITY

As of September 30, 2020, the company’s cash balance totalled $74.8 million following another strong quarter of operating cash flow generation in the amount of $41.1 million. Additionally, the company repaid $40 million of outstanding debt on its credit facility during the third quarter. Total liquidity was $280 million as of September 30, 2020, an increase of $28.1 million from June 30, 2020. In October of 2020, the company repaid the remaining $20 million balance on its credit facility.

NEWS RELEASE - Page 1

Exhibit 99.1

CEO SUCCESSION UPDATE

At the Board’s request, Terry Dunlap has agreed to continue in his role as interim chief executive officer and president until a successor is identified.

OUTLOOK

Given the extent and uncertainty of COVID-19 on the economy and TimkenSteel customers, the company will not provide guidance on shipments and earnings for the fourth quarter of 2020.

The company expects its planned 2020 capital expenditure spending to be in the previously stated range of $15 million to $20 million.

TIMKENSTEEL EARNINGS CALL INFORMATION

The company will host a conference call at 10 a.m. ET on Friday, October 30, to discuss its financial performance with investors and securities analysts. The financial results will be available online at investors.timkensteel.com.

Conference call	Friday, October 30, 2020 10 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 9784905
Conference call replay	Replay dial-in available through November 6, 2020 800-585-8367 or 416-621-4642 Replay passcode: 9784905

About TimkenSteel Corporation

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products in Canton, OH serving demanding applications in automotive, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and precision components. In the business of making high-quality steel primarily from recycled materials for more than 100 years, TimkenSteel’s proven expertise contributes to the performance of our customers’ products. The company employs approximately 2,055 people and had sales of $1.2 billion in 2019. For more information, please visit us at www.timkensteel.com.

-###-

Investor contact:

Jennifer Beeman

P 330.471.7760

news@timkensteel.com

ir@timkensteel.com

NEWS RELEASE - Page 2

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results.  See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company’s operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due June 1, 2021; the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of pension and other postretirement benefit mark-to-market accounting. Additional risks relating to the company’s business, the

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industries in which the company operates, or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.  Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (Unaudited)	2020	2019	2020	2019
Net sales	$205.9	$274.2	$619.5	$981.9
Cost of products sold	208.3	276.8	618.1	941.3
Gross Profit	(2.4)	(2.6)	1.4	40.6
Selling, general & administrative expenses (SG&A)	17.9	21.4	58.1	64.9
Restructuring charges	0.7	—	1.6	3.6
Impairment charges and loss (gain) on sale or disposal of assets	0.2	0.1	(3.0)	1.9
Other expense (income), net	(10.6)	(5.2)	(16.0)	(8.1)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(10.6)	(18.9)	(39.3)	(21.7)
Interest expense	3.0	3.6	9.2	12.0
Income (Loss) Before Income Taxes	(13.6)	(22.5)	(48.5)	(33.7)
Provision (benefit) for income taxes	0.3	(5.5)	0.6	(8.3)
Net Income (Loss)	$(13.9)	$(17.0)	$(49.1)	$(25.4)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.31)	$(0.38)	$(1.09)	$(0.57)
Diluted earnings (loss) per share (2)	$(0.31)	$(0.38)	$(1.09)	$(0.57)

Weighted average shares outstanding - basic	45.0	44.8	45.0	44.8
Weighted average shares outstanding - diluted	45.0	44.8	45.0	44.8

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share for the three and nine months ended September 30, 2020 and 2019 because the effect of their inclusion would have been anti-dilutive.

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CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$74.8	$27.1
Accounts receivable, net of allowances	81.2	77.5
Inventories, net	174.3	281.9
Deferred charges and prepaid expenses	5.0	3.3
Assets held for sale	1.6	4.1
Other current assets	6.9	7.8
Total Current Assets	343.8	401.7

Property, plant and equipment, net	582.4	626.4
Operating lease right-of-use assets	17.6	14.3
Pension assets	26.8	25.2
Intangible assets, net	10.1	14.3
Other non-current assets	3.0	3.3
Total Assets	$983.7	$1,085.2

LIABILITIES
Accounts payable	$73.8	$69.3
Salaries, wages and benefits	23.5	13.9
Accrued pension and postretirement costs	3.0	3.0
Current operating lease liabilities	6.7	6.2
Convertible notes, net	82.2	—
Other current liabilities	13.7	19.9
Total Current Liabilities	202.9	112.3

Convertible notes, net	—	78.6
Credit agreement	20.0	90.0
Non-current operating lease liabilities	10.9	8.2
Accrued pension and postretirement costs	223.3	222.1
Deferred income taxes	0.4	0.9
Other non-current liabilities	11.8	10.0
Total Liabilities	469.3	522.1
SHAREHOLDERS' EQUITY
Additional paid-in capital	842.3	844.8
Retained deficit	(350.6)	(301.5)
Treasury shares	(17.5)	(24.9)
Accumulated other comprehensive income (loss)	40.2	44.7
Total Shareholders' Equity	514.4	563.1
Total Liabilities and Shareholders' Equity	$983.7	$1,085.2

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CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(13.9)	$(17.0)	$(49.1)	$(25.4)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	17.0	17.5	52.4	53.2
Amortization of deferred financing fees and debt discount	1.3	1.2	4.0	3.7
Impairment charges and loss (gain) on sale or disposal of assets	0.2	0.1	(3.0)	1.9
Deferred income taxes	(0.7)	(2.1)	(0.4)	(2.3)
Stock-based compensation expense	1.6	1.4	5.2	5.2
Pension and postretirement expense (benefit), net	(5.9)	(3.8)	(1.0)	(0.5)
Pension and postretirement contributions and payments	(1.0)	1.2	(4.2)	(2.3)
Changes in operating assets and liabilities:
Accounts receivable, net	(17.6)	39.0	(3.7)	56.0
Inventories, net	32.1	41.2	107.6	44.5
Accounts payable	25.4	(31.3)	8.2	(81.6)
Other accrued expenses	6.6	(2.4)	4.6	(24.7)
Deferred charges and prepaid expenses	(3.1)	(2.3)	(1.7)	(1.4)
Other, net	(0.9)	(0.8)	2.1	(2.0)
Net Cash Provided (Used) by Operating Activities	41.1	41.9	121.0	24.3
Investing Activities
Capital expenditures	(3.4)	(9.4)	(13.0)	(21.7)
Proceeds from disposals of property, plant and equipment	1.6	—	10.0	—
Net Cash Provided (Used) by Investing Activities	(1.8)	(9.4)	(3.0)	(21.7)
Financing Activities
Proceeds from exercise of stock options	—	—	—	0.2
Shares surrendered for employee taxes on stock compensation	—	—	(0.3)	(1.0)
Repayments on credit agreements	(40.0)	(35.0)	(70.0)	(45.0)
Borrowings on credit agreements	—	-	—	40.0
Net Cash Provided (Used) by Financing Activities	(40.0)	(35.0)	(70.3)	(5.8)
Increase (Decrease) in Cash and Cash Equivalents	(0.7)	(2.5)	47.7	(3.2)
Cash and cash equivalents at beginning of period	75.5	20.9	27.1	21.6
Cash and Cash Equivalents at End of Period	$74.8	$18.4	$74.8	$18.4

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Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions) (Unaudited)	2020	2019	2020	2019
Net Cash Provided (Used) by Operating Activities	$41.1	$41.9	$121.0	$24.3
Less: Capital expenditures	(3.4)	(9.4)	(13.0)	(21.7)
Free Cash Flow	$37.7	$32.5	$108.0	$2.6

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

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Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(1) to GAAP diluted earnings (loss) per share for the three months ended September 30, 2020

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

For the three months ended September 30, 2019, there were no adjustments to reconcile between GAAP and Non-GAAP net income (loss) and diluted earnings (loss) per share and therefore, a reconciliation has not been provided.

Three months ended September 30, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(13.9)	$208.3	$17.9	$0.7	$0.2	$(10.6)	$0.3	$(0.31)
Adjustments:(3)
Gain on sale of TMS assets	(0.5)	—	—	—	0.5	—	—	(0.01)
Restructuring charges	0.7	—	—	(0.7)	—	—	—	0.02
Accelerated depreciation and amortization	0.4	(0.4)	—	—	—	—	—	0.01
Gain from remeasurement of benefit plans	(4.1)	—	—	—	—	4.1	—	(0.09)
Business transformation costs	0.1	—	(0.1)	—	—	—	—	0.00
As adjusted	$(17.3)	$207.9	$17.8	$—	$0.7	$(6.5)	$0.3	$(0.38)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the three months ended September 30, 2020, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2) These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.

(3) Adjusted net income (loss) is defined as net income (loss) excluding, as applicable, adjustments listed in the table above.

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Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(1) to GAAP diluted earnings (loss) per share for the nine months ended September 30, 2020 and 2019

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Nine months ended September 30, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(49.1)	$618.1	$58.1	$1.6	$(3.0)	$(16.0)	$0.6	$(1.09)
Adjustments:(3)
Loss on sale of scrap processing facility	0.1	—	—	—	(0.1)	—	—	0.00
Gain on sale of TMS assets	(4.7)	—	—	—	4.7	—	—	(0.10)
Restructuring charges	1.6	—	—	(1.6)	—	—	—	0.04
Accelerated depreciation and amortization	2.0	(2.0)	—	—	—	—	—	0.04
Loss from remeasurement of benefit plans	3.5	—	—	—	—	(3.5)	—	0.08
Faircrest plant asset disposal, net of recovery	(0.1)	—	—	—	(0.2)	0.3	—	(0.00)
Business transformation costs	0.6	—	(0.6)	—	—	—	—	0.01
TMS inventory write-down	3.1	(3.1)	—	—	—	—	—	0.07
As adjusted	$(43.0)	$613.0	$57.5	$—	$1.4	$(19.2)	$0.6	$(0.95)

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Nine months ended September 30, 2019
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(25.4)	$941.3	$64.9	$3.6	$1.9	$(8.1)	$(8.3)	$(0.57)
Adjustments:(3)
Loss on abandonment of long-lived assets	1.6	—	—	—	(1.6)	—	—	0.04
Restructuring charges	3.6	—	—	(3.6)	—	—	—	0.08
Loss from remeasurement of benefit plans	4.4	—	—	—	—	(4.4)	—	0.10
As adjusted	$(15.8)	$941.3	$64.9	$—	$0.3	$(12.5)	$(8.3)	$(0.35)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the nine months ended September 30, 2020 and 2019, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2) These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.

(3) Adjusted net income (loss) is defined as net income (loss) excluding, as applicable, adjustments listed in the table above.

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2020	2019	2020	2019	2020
Net income (loss)	$(13.9)	$(17.0)	$(49.1)	$(25.4)	$(15.3)

Provision (benefit) for income taxes	0.3	(5.5)	0.6	(8.3)	0.2
Interest expense	3.0	3.6	9.2	12.0	3.0
Earnings Before Interest and Taxes (EBIT) (1)	$(10.6)	$(18.9)	$(39.3)	$(21.7)	$(12.1)
EBIT Margin (1)	(5.1%)	(6.9%)	(6.3%)	(2.2%)	(7.9%)

Depreciation and amortization	17.0	17.5	52.4	53.2	16.8
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$6.4	$(1.4)	$13.1	$31.5	$4.7
EBITDA Margin (2)	3.1%	(0.5%)	2.1%	3.2%	3.1%
Adjustments:
Loss on abandonment of long-lived assets	—	—	—	(1.6)	—
Loss on sale of scrap processing facility	—	—	(0.1)	—	—
Gain on sale of TMS assets	0.5	—	4.7	—	1.0
Restructuring charges	(0.7)	—	(1.6)	(3.6)	(0.3)
Accelerated depreciation and amortization (EBIT only)	(0.4)	—	(2.0)	—	—
Gain (loss) from remeasurement of benefit plans	4.1	—	(3.5)	(4.4)	1.9
Faircrest plant asset disposal, net of recovery	—	—	0.1	—	—
Business transformation costs	(0.1)	—	(0.6)	—	(0.5)
TMS inventory write-down	—	—	(3.1)	—	(3.1)
Adjusted EBIT (3)	$(14.0)	$(18.9)	$(33.2)	$(12.1)	$(11.1)
Adjusted EBIT Margin (3)	(6.8%)	(6.9%)	(5.4%)	(1.2%)	(7.2%)
Adjusted EBITDA (4)	$2.6	$(1.4)	$17.2	$41.1	$5.7
Adjusted EBITDA Margin (4)	1.3%	(0.5%)	2.8%	4.2%	3.7%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

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(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

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Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present base sales by end-market sector, which represents a financial measure that has not been determined in accordance with U.S. GAAP. Base sales by end-market sector is defined as net sales by end-market sector excluding raw material surcharges. Base Sales by end-market sector is an important financial measure used in the management of the business. Management believes presenting base sales by end-market sector is useful to investors as it provides additional insight into key drivers of base sales such as base price and product mix.

Quarterly End Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended September 30, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	90.3	59.3	4.7	—	154.3

Net Sales	$103.1	$90.7	$7.0	$5.1	$205.9
Less: Surcharges	17.0	13.0	1.1	—	31.1
Base Sales	$86.1	$77.7	$5.9	$5.1	$174.8

Net Sales / Ton	$1,142	$1,530	$1,489	$—	$1,334
Surcharges / Ton	$189	$220	$234	$—	$201
Base Sales / Ton	$953	$1,310	$1,255	$—	$1,133

	Three Months Ended September 30, 2019
	Mobile	Industrial	Energy	Other	Total
Tons	93.0	87.1	17.7	11.8	209.6

Net Sales	$110.2	$116.9	$32.6	$14.5	$274.2
Less: Surcharges	20.5	22.3	5.7	2.8	51.3
Base Sales	$89.7	$94.6	$26.9	$11.7	$222.9

Net Sales / Ton	$1,185	$1,342	$1,842	$1,229	$1,308
Surcharges / Ton	$220	$256	$322	$237	$245
Base Sales / Ton	$965	$1,086	$1,520	$992	$1,063

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(Dollars in millions, tons in thousands)
	Nine Months Ended September 30, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	211.8	203.7	32.2	28.7	476.4

Net Sales	$236.9	$302.0	$46.8	$33.8	$619.5
Less: Surcharges	40.3	46.4	7.5	7.1	101.3
Base Sales	$196.6	$255.6	$39.3	$26.7	$518.2

Net Sales / Ton	$1,119	$1,483	$1,453	$1,178	$1,300
Surcharges /Ton	$191	$228	$233	$248	$212
Base Sales / Ton	$928	$1,255	$1,220	$930	$1,088

	Nine Months Ended September 30, 2019
	Mobile	Industrial	Energy	Other	Total
Tons	316.1	276.0	80.1	46.4	718.6

Net Sales	$389.7	$388.2	$147.5	$56.5	$981.9
Less: Surcharges	90.1	84.8	30.2	13.8	218.9
Base Sales	$299.6	$303.4	$117.3	$42.7	$763.0

Net Sales / Ton	$1,233	$1,407	$1,841	$1,218	$1,366
Surcharges / Ton	$285	$308	$377	$298	$304
Base Sales / Ton	$948	$1,099	$1,464	$920	$1,062

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Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$74.8	$27.1

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(171.0)	(103.0)
Availability	229.0	297.0
Credit facility amount borrowed	(20.0)	(90.0)
Letter of credit obligations	(3.8)	(3.8)
Availability not borrowed	$205.2	$203.2

Total liquidity	$280.0	$230.3

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of September 30, 2020 and December 31, 2019, TimkenSteel had less than $400 million in collateral assets to borrow against.

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ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2019 3Q vs. 2020 3Q	2020 2Q vs. 2020 3Q
Beginning Adjusted EBITDA(1)	$(1)	$6
Volume	(13)	8
Price/Mix	1	(5)
Raw Material Spread	7	3
Manufacturing	5	(7)
Inventory Reserve	—	—
SG&A	4	(2)
Other	—	—
Ending Adjusted EBITDA(1)	$3	$3

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).

Table Page 14